EXHIBIT 99.1

STEPAN REPORTS SECOND QUARTER RESULTS

NORTHFIELD, Illinois, July 21, 2004 — Stepan Company (NYSE: SCL) today reported higher sales, but lower earnings for the quarter ended June 30, 2004.

Net sales for the second quarter of 2004 increased to $236.3 million, up 18 percent from $200.4 million reported a year ago. Sales volume rose seven percent contributing $14.7 million of the increase in net sales. Higher selling prices attributable to rising raw material costs added $17.2 million and the translation effect of the weaker dollar on foreign sales contributed $4.0 million to the increase in net sales. Despite the loss of commodity surfactant volume last year, all segments reported higher sales volume. Volume was particularly strong in fabric softeners and polyurethane polyols.

Net earnings were $3.8 million, or $0.39 per diluted share, down 20 percent from $4.8 million, or $0.49 per diluted share in the second quarter of 2003. Gross profit grew by one percent to $30.5 million from last year’s $30.2 million due to the improved sales volume. The earnings decline was driven by higher administrative expenses, which increased by $1.5 million pretax. Administrative expenses were higher because the 2003 second quarter expenses were reduced by a $1.0 million recovery of a previous legal settlement. Also contributing to higher administrative expense was deferred compensation expense, which increased $0.8 million pretax, from $0.6 million to $1.4 million for the quarter. The accounting requirement for the Company’s deferred compensation plan results in expense when the price of Stepan Company stock rises. Further impacting the quarterly earnings decline were foreign exchange losses of $0.3 million compared to income of $0.7 million last year. The foreign exchange losses and gains were primarily due to the fluctuation in exchange rates in Europe on dollar denominated liabilities.

Net sales for the first half of 2004 increased 18 percent to $457.7 million, up from $387.5 million. Year-to-date earnings increased 11 percent to $7.8 million, or $0.81 per diluted share, compared to $7.0 million, or $0.72 per diluted share in the prior year. Sales volume grew by six percent. Higher selling prices contributed $33.1 million to net sales. The effect of currency translation increased year-to-date net sales by $12.5 million and had a negligible impact on earnings. Year-to-date earnings increased on higher sales volume and improved product mix with gross profit increasing nine percent from $55.3 million to $60.1 million.

“Improving business conditions during the quarter were offset by higher administrative expense and non-operating conditions,” said F. Quinn Stepan, Chairman and Chief Executive Officer. “We secured volume growth in all segments. We are particularly pleased with our gains in surfactant volumes, which have more than offset the volume lost last year. We are aggressively pursuing price increases to recover steadily rising raw material costs.”

Surfactant earnings were higher due to a four percent increase in quarterly volume. North American volume improved across most product lines, while in Europe and Mexico fabric softener volume was the major area of growth. Selling price increases were announced April 1 and further increases have been announced effective July 1 as raw material prices continue to rise.

Polymer earnings declined due to higher raw material costs. Sales volume of polyurethane polyols rose significantly, however, earnings were down as a result of higher raw material costs for diethylene glycol and orthoxylene. We expect continued raw material pricing pressure and have announced additional increases in selling prices effective July 1. Polyurethane polyol margins should improve and stabilize during the second half of the year. Phthalic anhydride earnings improved on both higher volume and margins.

Operating expenses increased by four percent. As discussed above, administrative expense increased by $1.5 million, or 17 percent. Marketing expense declined by eight percent due to cost containment efforts in the area of salaries, advertising and meetings. Research and development costs were relatively unchanged on continuing cost containment initiatives.

Interest expense declined 12 percent due to a greater mix of bank debt, which is at lower interest rates compared to the Company’s long-term notes.

“New commercial opportunities and an improving economy should lead to higher sales volume compared to the second half of 2003,” said Mr. Stepan. “Higher crude oil prices continue to drive up raw material costs that we in turn must recover in the marketplace. We expect further margin recovery and earnings growth during the balance of the year.”

Stepan Company will host a conference call to discuss the second quarter results at 2 p.m. EDT this date, July 21, 2004. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three and Six Months Ended June 30, 2004 and 2003

(Unaudited – 000’s Omitted)

	Three Months Ended June 30				Six Months Ended June 30
	2004	2003	% Change		2004	2003	% Change
Net Sales	$236,347	$200,429	+	18	$457,734	$387,509	+	18
Cost of Sales	205,851	170,248	+	21	397,586	332,222	+	20

Gross Profit	30,496	30,181	+	1	60,148	55,287	+	9

Operating Expenses:
Marketing	7,200	7,856	-	8	14,594	14,484	+	1
Administrative	9,749	8,299	+	17	17,690	15,674	+	13
Research, Development and Technical Services	6,432	6,362	+	1	12,746	12,577	+	1

	23,381	22,517	+	4	45,030	42,735	+	5

Operating Income	7,115	7,664	-	7	15,118	12,552	+	20
Other Income (Expense):
Interest, Net	(1,792)	(2,035)	-	12	(3,853)	(4,219)	-	9
Income from Equity Joint Venture	533	725	-	26	1,018	1,177	-	14
Foreign Exchange & Other, Net	(270)	805	-	-	(771)	1,089	-	-

	(1,529)	(505)	+	203	(3,606)	(1,953)	+	85
Income Before Provision for Income Taxes	5,586	7,159	-	22	11,512	10,599	+	9
Provision for Income Taxes	1,784	2,399	-	26	3,680	3,551	+	4

Net Income	$3,802	$4,760	-	20	$7,832	$7,048	+	11

Net Income Per Common Share
Basic	$0.40	$0.51	-	22	$0.83	$0.75	+	11

Diluted	$0.39	$0.49	-	20	$0.81	$0.72	+	13

Shares Used to Compute Net Income Per Common Share:
Basic	8,968	8,885	+	1	8,956	8,883	+	1

Diluted	9,688	9,757	-	1	9,693	9,751	-	1

STEPAN COMPANY

Balance Sheets

June 30, 2004 and December 31, 2003

(Unaudited – 000’s Omitted)

	2004 June 30	2003 December 31
ASSETS
Current Assets	$239,981	$204,460
Property, Plant & Equipment, net	204,190	210,665
Other Assets	46,657	49,092

Total assets	$490,828	$464,217

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities	$141,162	$132,939
Deferred Income Taxes	13,560	14,570
Long-term Debt	107,421	92,004
Other Non-current Liabilities	61,780	62,637
Stockholders’ Equity	166,905	162,067

Total liabilities & Stockholders’ equity	$490,828	$464,217

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